EXHIBIT 11
                               ----------

             Statement of Computation of Earnings Per Share
                for the Twelve Months Ended July 31, 1996


                                                               Fully
                                            Primary EPS      Diluted EPS
                                            -----------      -----------

1.  Proceeds Upon Exercise of
     Options                                 $41,345,987     $41,345,987
2.  Market Price of Shares:
       Closing                                                   $21.250
       Average                                   $21.223
3.  Treasury Shares that Could be
     Repurchased                               1,948,169       1,954,694
4.  Option Shares Outstanding                  2,083,050       2,083,050
5.  Common Stock Equivalents                     134,881         137,356
6.  Average Number of Shares
     Outstanding                              56,483,827      56,483,827
7.  Total of Common and Common
     Equivalent Shares                        56,618,708      56,621,183
8.  Net Income for the Period                 70,520,811      70,520,811
9.  Earnings Per Share                             $1.25           $1.25
10. Reported Earnings Per Share                      N/A             N/A